Exhibit 99.1

For Release:	Immediately

Contact:	Media –
	Lorrie Paul Crum, VP – Corp. Communications	216/896-2750	After hours: 330/666-4196
lcrum@parker.com

Financial Analysts –
	Pamela Huggins, VP & Treasurer	216/896-2240
phuggins@parker.com

Stock Symbol:	PH – NYSE

Parker Hannifin Recommends Rejection of “Mini-Tender” Offer from TRC Capital

Cleveland, Ohio: June 2, 2003 – Parker Hannifin Corporation (NYSE: PH) today said it has been notified of a so-called “mini-tender” offer by TRC Capital to purchase up to 2.5 million shares of its common stock, which represents about 2.1 percent of shares outstanding. The company noted that TRC’s unsolicited offer of $39 per share was more than three percent below the $40.25 per share closing price of Parker stock on May 28, 2003, when the offer was commenced. Parker strongly recommends against tendering shares in response to this unsolicited offer.

TRC Capital has made many such “mini-tender” offers for its profit. These offers are devised to seek less than five percent of a company’s outstanding shares, which limits oversight by the U.S. Securities and Exchange Commission (SEC) because they are below the SEC’s threshold to provide disclosure and procedural protections for investors. The SEC has issued an investor alert on these “mini-tender” offers, noting that in making the offers at below-market prices, “bidders are hoping that they will catch investors off guard if the investors do not compare the offer price to the current market price.” Investors are urged to consult with their broker or financial advisor on such matters, and the SEC warns that investors should not assume that a premium over the market price is being offered for their shares. This advisory may be found on the SEC web site, at www.sec.gov/investor/pubs/minitend.htm. The Canadian Securities Administration also has issued an advisory titled “Mini-Tender Offers – Watch Out For Mini-Tender Offers at Below Price!” www.osc.gov.on.ca/en/About/News/NewsReleases/1999/nr_19990927_mini.htm.

With annual sales exceeding $6 billion, Parker Hannifin is the world’s leading diversified manufacturer of motion and control technologies and systems, providing precision-engineered solutions for a wide variety of commercial, mobile, industrial and aerospace markets. The company employs more than 48,000 people in 44 countries around the world. Visit the company’s web site at www.parker.com, or its investor site at www.phstock.com.

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